Exhibit 10.2

Lock-Up Agreement

February 3, 2023

Ladies and Gentlemen:

On February 3, 2023 (the “Effective Date”), SRAX, Inc., a Delaware corporation (“SRAX”) entered into an Asset Purchase Agreement (the “APA”) with DNA Holdings, LLC, a limited liability company formed under the laws of the Commonwealth of Puerto Rico (“DNA”, together with SRAX, the “Parties”). In connection with the transactions contemplated by the Transaction Documents (as defined in the APA), DNA will receive shares of Buyer Common Stock and Buyer Preferred Stock (collectively, the “Buyer Securities”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the APA.

As a material inducement to the willingness of each of the Parties to enter into the Transaction Documents, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, DNA hereby agrees that it will not, subject to the exceptions set forth in this letter agreement, during the period commencing on the Effective Date and ending on the date that is 540 days after the Effective Time (the “Restricted Period”), (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Buyer Securities or any securities convertible into or exercisable or exchangeable for Buyer Securities, including without limitation, Buyer Common Stock or such other securities which may be deemed to be beneficially owned by DNA in accordance with the rules and regulations of the SEC and securities of SRAX which may be issued upon exercise of a stock option or warrant (collectively, the “DNA Shares”), (b) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the DNA Shares, regardless of whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Buyer Securities or such other securities, in cash or otherwise or (c) make any demand for or exercise any right with respect to the registration of any shares of Buyer Securities or any security convertible into or exercisable or exchangeable for Buyer Common Stock, in each case other than (i) transfers of the DNA Shares as bona fide charitable contributions, gifts or donations, (ii) transfers or dispositions of the DNA Shares to any trust for the direct or indirect benefit of DNA, (iii) transfers of the DNA Shares to stockholders, direct or indirect affiliates (within the meaning set forth in Rule 405 under the Securities Act), current or former partners (general or limited), members or managers of DNA, as applicable, or to the estates of any such stockholders, affiliates, partners, members or managers, or to another corporation, partnership, limited liability company or other business entity that controls, is controlled by or is under common control with the DNA; provided that, in each case, the transferee agrees in writing to be bound by the terms and conditions of this letter agreement and either DNA or the transferee provides SRAX with a copy of such agreement promptly upon consummation of any such transfer, (iv) transfers pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to all holders of SRAX’s capital stock involving a change of control of SRAX, provided that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the DNA Shares shall remain subject to the restrictions contained in this letter agreement, and (v); and provided, further, that in each case of clauses (i)-(iv), no filing by any party (donor, donee, transferor or transferee) under the Exchange Act or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution (other than filings made in respect of involuntary transfers or dispositions or a filing on a Form 5 made after the expiration of the Restricted Period) and any such transfer or distribution shall not involve a disposition for value. For purposes of this letter agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

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Notwithstanding the restrictions imposed by this letter agreement, DNA may sell in one or a series of open market transactions, one-third of the shares of Buyer Common Stock (including shares of Buyer Common Stock issuable upon conversion of the Buyer Preferred Stock) it received pursuant to the APA outstanding as of the Effective Date: (i) after 180 days, and (ii) after 360 days.

Any attempted transfer in violation of this letter agreement will be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the transfer restrictions set forth in this letter agreement, and will not be recorded on the stock transfer books of SRAX. In order to ensure compliance with the restrictions referred to herein, DNA agrees that SRAX may issue appropriate “stop transfer” certificates or instructions. SRAX may cause the legend set forth below, or a legend substantially equivalent thereto, to be placed upon any certificate(s) or other documents or instruments evidencing ownership of the DNA Shares:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AND MAY ONLY BE TRANSFERRED IN COMPLIANCE WITH A LOCK-UP AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

DNA hereby represents and warrants that DNA has full power and authority to enter into this letter agreement. All authority conferred or agreed to be conferred and any obligations of DNA under this letter agreement will be binding upon the successors, assigns, heirs or personal representatives of the DNA.

In the event of a release of any of the DNA Shares from this letter agreement, SRAX will cooperate with DNA to facilitate the timely preparation and delivery of certificates representing the DNA Shares without the restrictive legend above or the withdrawal of any stop transfer instructions.

DNA understands that SRAX is relying upon this letter agreement in proceeding toward consummation of the transactions contemplated by the Transaction Documents. DNA further understands that this letter agreement is irrevocable and is binding upon the DNA, legal representatives, successors and assigns.

This letter agreement and any claim, controversy or dispute arising under or related to this letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof.

This letter agreement may be executed by electronic (i.e., PDF) transmission, which is deemed an original.

[Signature Page Follows]

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Very truly yours,

SRAX, Inc.

By:	/s/ Christopher Miglino
Name:	Christopher Miglino
Title:	Chief Executive Officer

DNA Holdings, LLC

By:	The Roundtable LLC
Its:	Manager

By:	/s/ Brock Pierce
Name:	Brock Pierce
Title:	Member-Manager

[Signature Page to Lock-up Agreement]